Exhibit 10.40
GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212-902-1000
Opening Transaction

To:	Applied Materials, Inc.
3050 Bowers Avenue
Santa Clara, CA 95054

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Buyback

Date:	September 18, 2006
          This master confirmation (“Master Confirmation”) dated as September 18, 2006, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Applied Materials, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto, which references this Master Confirmation (the “Supplemental Confirmation”). This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
          The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between the Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
          This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions and (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).
          All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation relating to a Transaction except as expressly modified herein or in the related Supplemental Confirmation.
          If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.
          1. On the fifth Clearance System Business Day following the Trade Date for each Transaction, GS&Co. will deliver to Counterparty a number of Shares equal to the Number of Shares for the relevant Transaction, and Counterparty will pay to GS&Co. cash in immediately available funds in an amount to be specified in the Supplemental Confirmation (the “Initial Purchase Price”) equal to the product of the Initial Share Price (as set forth below) and the Number of Shares. Each Transaction is intended to be in substance and effect an adjustment to the Initial Purchase Price. Solely for the purposes of the Equity Definitions, each Transaction constitutes a Share Forward Transaction. Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Common Stock, $0.01 par value of Counterparty, (Ticker: AMAT)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Initial Share Price	For each Transaction, as set forth in the Supplemental Confirmation, to be the Relevant Price as of the Trade Date.

Forward Price:	For each Transaction, the Initial Share Price for such Transaction.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material”.

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Valuation:

Valuation Period:	Each Scheduled Trading Day during the period commencing on and including the first succeeding Scheduled Trading Day following the Trade Date, to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Valuation Period is a Disrupted Day, the Calculation Agent may postpone the Valuation Date. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted

Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its reasonable discretion, may either (i) determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date as it deems appropriate to determine the VWAP Price.

Valuation Date:	For each Transaction, the date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof).

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and deleting the word “Physical” in the last line thereof and replacing it with the word “Cash” and (b) in the event that GS&Co. would deliver to the Counterparty an amount of Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth Scheduled Trading Day immediately prior to the Valuation Date.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the sum of (a) the Number of Shares multiplied by an amount equal to (i) the

Settlement Price minus (ii) the Forward Price plus (b) the Counterparty Additional Payment Amount.

Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount.

Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) for such Exchange Business Day (without regard to pre-open or after hours trading outside of any regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time on such Exchange Business Day, on Bloomberg page “AMAT.Q <Equity> AQR_SEC” (or any successor thereto). For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2), and pursuant to the conditions of Rule 10b-18(b)(3) each under the Exchange Act (as defined herein) (such trades, “Rule 10b-18 eligible transactions”).

Counterparty’s Contact Details for Purpose of Giving Notice:	Telephone No.: 408-235 4880 Facsimile No.: 408-563 4710 Attention: Robert Friess Corporpate Treasury

Mailing Address: 2881 Scott Blvd., M/S 2047 P.O.Box 58039 Santa Clara, CA 95050

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996 Facsimile No.: (212) 902-0112 Attention: Equity Operations: Options and Derivatives

With a copy to: Tracey McCabe Equity Capital Markets One New York Plaza New York, NY 10004 Telephone No.: (212) 357-0428 Facsimile No.: (212) 902-3000

Net Share Settlement:

Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.

Net Share Settlement Price:	The Relevant Price on the Net Share Valuation Date, as reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Net Share Settlement Procedures.

Valuation Time:	As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.

Reserved Shares:	Initially, 62,800,000 Shares. The Reserved Shares for each Transaction may be increased or decreased in a Supplemental Confirmation.

Relevant Price:	As provided in Section 1.23(b) of the Equity Definitions; provided that Section 1.23(b) of the Equity Definitions is hereby amended by replacing each occurrence therein of “the Valuation Date or Averaging Date, as the case may be,” with the term “such day.”

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	Calculation Agent

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return to the stock borrower equal to or greater than zero”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Net Share Settlement Upon Early Termination:	Counterparty shall have the right, in its sole discretion, in lieu of making any payment required to be made by it (the “Early Termination Amount”) (x) pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Agreement or (y) pursuant to Section 12.7 or 12.9 of the Equity Definitions (except with respect to any portion of the consideration for the Shares consisting of cash in the event of a Merger Event or Tender Offer) following the occurrence of an Extraordinary Event, elect to settle its obligation to pay the Early Termination Amount in Shares in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective or the date on which the Transaction(s) are cancelled or terminated pursuant to Article 12 of the Equity Definitions (the “Cancellation Date”). If Counterparty elects Net Share Settlement under such circumstances: (a) the Net Share Valuation Date shall be (x) the date specified in the notice fixing an Early Termination Date, which shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective or (y) the Cancellation Date, as the case may be, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date or the Cancellation Date, as the case may be and (c) all references to Forward Cash Settlement Amount in Annex B hereto shall be deemed references to the Early Termination Amount or the Cancellation Amount, as the case may be.

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. that is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C # 930-1-011483 ABA: 021-000021

Counterparty Payment Instructions:	To be provided by Counterparty
          2. Calculation Agent: GS&Co. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by the Counterparty, the Calculation Agent will provide to the Counterparty by e-mail to the e-mail address provided by the Counterparty in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation.

          3. Representations, Warranties and Covenants of GS&Co. and Counterparty.
          (a) Each party represents and warrants that it (i) is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
          (b) Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
          4. Additional Representations, Warranties and Covenants of Counterparty.
          As of (i) the date hereof and (ii) the period of time from the Trade Date until the time that each party has fully performed all of its obligations under the related Transaction, Counterparty represents, warrants and covenants to GS&Co. that:
          (a) the purchase or writing of any Transaction and the transactions contemplated hereby do not and will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (b) it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);
          (c) Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (d) each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of the Transactions to effect the Share buy-back program;
          (e) without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF 00-19 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;
          (f) Counterparty is not, and will not be, engaged in a “distribution” of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”) (other than securities or activities excepted from Regulation M by reason of Rules 101(b) and (c) and 102(b), (c) and (d) under the Exchange Act) at any time during the Valuation Period, or the one Exchange Business Day immediately following the Relevant Period, unless Counterparty has provided written notice to GS&Co. of such distribution (a “Regulation M Distribution Notice”) not later than the Scheduled Trading Day immediately preceding the first day of the relevant “restricted period” (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Valuation Period to be extended or suspended pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below;

          (g) it shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;
          (h) on the Trade Date and on each day of the Valuation Period, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (ii) the capital of Counterparty is adequate to conduct the business of Counterparty and (iii) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;
          (i) it has not, and during any Valuation Period will not, enter into agreements similar to the Transactions described herein where any initial hedge period (however defined) or the calculation period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period or calculation period as provided in the relevant agreements) with any Valuation Period under this Master Confirmation. In the event that the initial hedge period or calculation period in any other similar transaction overlaps with any Valuation Period under this Master Confirmation as a result of an extension of the Valuation Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap; and
          (j) Counterparty is not and, after giving effect to the Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
5. Suspension of Valuation Period.
          (a) If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M (other than securities or activities excepted from Regulation M by reason of Rules 101(b) and (c) and 102(b), (c) and (d) under the Exchange Act), Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. Upon the effectiveness of such Regulation M Distribution Notice, GS&Co. shall halt any purchase of Shares in connection with hedging any Transaction during the relevant “restricted period”. If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. The Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day in such restricted period.
          (b) In the event that GS&Co. concludes, in its reasonable discretion, that as a result of an event, condition or circumstance arising after the Trade Date it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice. Unless GS&Co. is under legal, regulatory, contractual or other obligation not to disclose the underlying reasons for such a suspension, the notice (which may be verbal) shall specify the reason for GS&Co.’s election to suspend the Valuation Period. The Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day occurring during any such suspension.
          (c) In the event that the Valuation Period is suspended pursuant to Section 5(a) or (b) above during the regular trading session on the Exchange then the Calculation Agent in its reasonable discretion shall, in calculating the Forward Price, extend the Valuation Period and make adjustments to the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Exchange Business Days during the Valuation Period for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any such suspension and the volume, historical trading patterns and price of the Shares.
          6. 10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

          (a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
          (b) Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
          (c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplement Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
          7. Counterparty Purchases. Counterparty represents, warrants and covenants to GS&Co. that, for each Transaction, Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, except for purchases from its employees that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18(a)(13)). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements.
          8. Additional Termination Events. The declaration of any Extraordinary Dividend by Counterparty during the Valuation Period for any Transaction shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.
          9. [reserved]
          10. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement:
          (a) If a Termination Price is specified in one or more Supplemental Confirmations, then an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions to which such Supplemental Confirmations relate as Affected Transactions will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price. The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.
          (b) Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its reasonable discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia). For purposes of the “Net Share Settlement Upon Early Termination” provisions herein, the date that such notice is effective shall constitute the Net Share Valuation Date and the Early Termination Date.
          11. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall,
          (a) prior to the opening of trading in the Shares on any day during any Relevant Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;
          (b) promptly notify GS&Co. following any such announcement that such announcement has been made;
          (c) promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and
          (d) GS&Co. in its reasonable discretion may (i) suspend the Valuation Period and postpone the Valuation Date or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.
          “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
          12. Special Calculation and Settlement Following Early Termination and Extraordinary Events. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Extraordinary Event occurs that results in the termination or cancellation of one or more Transactions or an Early Termination Date occurs or is designated with respect to one or more Transactions (each an “Elected Transaction” and collectively, the “Elected Transactions”), then GS&Co. may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective and either (x) GS&Co. shall pay to Counterparty the Special Termination Amount, if such amount is positive, or (y) Counterparty shall either (1) pay to GS&Co. the absolute value of the Special Termination Amount, if such amount is negative, or (2) elect for the provisions set forth opposite “Net Share Settlement Upon Early Termination” to apply except that all references in such provision to “the Early Termination Amount” shall be replaced with references to “the Special Termination Amount”. To the extent that Counterparty elects to deliver Early Settlement Shares to GS&Co. accompanied by an effective Registration Statement (as defined in Annex B and satisfactory to GS&Co. in its sole discretion) covering such Shares, Counterparty must be in compliance with the conditions specified in (iii) though (ix) in Annex B hereto at the time of such delivery. If Counterparty elects to deliver Unregistered Shares (as defined in Annex B) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Shares. Counterparty and GS&Co. agree that the payment of the Special Termination Amount and the delivery of the Early Settlement Shares satisfy in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be, in respect of the Elected Transactions.
          “Number of Early Settlement Shares” means a number of Shares (“Early Settlement Shares”) as determined by GS&Co. in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to the Elected Transactions under this Master Confirmation.

          “Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GS&Co. in a good faith and commercially reasonable manner based on relevant market indicia, including GS&Co.’s funding costs associated with Early Settlement Shares and costs incurred or estimated to be incurred by GS&Co. in connection with the purchase and sale of Shares in order to close out GS&Co.’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GS&Co., whether GS&Co. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be, in respect of the Elected Transactions by GS&Co. to Counterparty (expressed as a positive number) or by Counterparty to GS&Co. (expressed as a negative number).
          13. Acknowledgments. The parties hereto intend for:
          (a) Each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 555, 556, 560 and 561 of the Bankruptcy Code;
          (b) the Agreement to be a “master netting agreement” as defined in Section 101 (38A) of the Bankruptcy Code;
          (c) a party’s right to liquidate or terminate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code);
          (d) any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and
          (e) all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
          14. Calculations on Early Termination and Set-Off.
          (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts, Unpaid Amounts and amounts owed in respect of cancelled Transactions under Article 12 of the Equity Definitions shall be calculated separately for (A) all Terminated Transactions (it being understood that such term for purposes of this paragraph includes Transactions cancelled pursuant to Article 12 of the Equity Definitions) in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”).
          (b) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:
“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party or upon the occurrence of an Extraordinary Event that results in the termination or cancellation of any Transaction (such Defaulting Party, Affected Party or, in the case of such an Extraordinary Event, either party, “X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the

Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).
Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”
          (c) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.
          15. Payment Date Upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
          16. Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
          17. Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.
          18. Transactions by GS&Co. [***]
          19. Offices.
          (a) The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.
          (b) The Office of Counterparty for each Transaction is: 3050 Bowers Avenue, Santa Clara, California 95054.
          20. Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

***	information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          21. Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
          22. Arbitration.
          (a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.
          (b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.
          (c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.
          (d) The arbitrators do not have to explain the reason(s) for their award.
          (e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.
          (f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.
          (g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.
          (h) Counterparty agrees that any and all controversies that may arise between Counterparty and GS & Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.
          (i) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.
          (j) Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

          23. Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.
By:	/s/ Conrad Langenegger
Authorized Signatory
	Name: Title:	Conrad Langenegger Vice President, Equity Derivatives Administration

Agreed and Accepted By:

APPLIED MATERIALS, INC.
By:	/s/ Nancy H. Handel
	Name:	Nancy H. Handel
	Title:	Senior Vice President and Chief Financial Officer

ANNEX A
SUPPLEMENTAL CONFIRMATION

To:	Applied Materials, Inc.
3050 Bowers Avenue
Santa Clara, CA 95054

From:	Goldman, Sachs & Co.

Subject:	Accelerated Share Buyback

Ref. No:	[Insert Reference No.]

Date:	September 18, 2006
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Applied Materials, Inc. (“Counterparty” and together with GS&Co., the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of September 18, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ , 200_]
Initial Share Price:	USD [___] per Share.
Valuation Date:	[ , 200_]
Number of Shares:	[ ]
Settlement Price Adjustment Amount	USD[___]
Ordinary Dividend Amount:	For any calendar quarter, USD[___]
Termination Price:	USD[___] per Share
Reserved Shares:	[ ] Shares
Counterparty Additional Payment Amount:	USD[ ]
3. Counterparty represents and warrants to GS&Co. that neither it (nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.
4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.
    Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing

A-1

correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.
By:
Authorized Signatory

Agreed and Accepted APPLIED MATERIALS, INC.
By:
Name:
Title:

A-2

ANNEX B
NET SHARE SETTLEMENT PROCEDURES
          The following Net Share Settlement Procedures shall apply to the extent that Counterparty elects Net Share Settlement in accordance with the Master Confirmation:
          Net Share Settlement shall be made by delivery of the number of Shares equal in value to the Forward Cash Settlement Amount (the “Settlement Shares”), with such Shares’ value based on the Net Share Settlement Price, as determined by the Calculation Agent. Delivery of such Settlement Shares shall be made free of any contractual or other restrictions in good transferable form on the Net Share Settlement Date with Counterparty (i) representing and warranting to GS&Co. at the time of such delivery that it has good, valid and marketable title or right to sell and transfer all such Shares to GS&Co. under the terms of the related Transaction free of any lien charge, claim or other encumbrance and (ii) making the representations and agreements contained in Section 9.11(ii) through (iv) of the Equity Definitions to GS&Co. with respect to the Settlement Shares (except that the representations and agreements contained in Section 9.11(ii) through (iv) of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact the Counterparty is the issuer of the Settlement Shares). GS&Co. or any affiliate of GS&Co. designated by GS&Co. (GS&Co. or such affiliate, “GS”) shall resell the Settlement Shares during a period (the “Resale Period”) commencing no earlier than the Net Share Valuation Date. The Resale Period shall end on the Exchange Business Day on which GS completes the sale of all Settlement Shares or a sufficient number of Settlement Shares so that the realized net proceeds of such sales exceed the Forward Cash Settlement Amount. Notwithstanding the foregoing, if resale by GS of the Settlement Shares, as determined by GS in its reasonable discretion (i) occurs during a distribution for purposes of Regulation M, and if GS would be subject to the restrictions of Rule 101 of Regulation M in connection with such distribution, the Resale Period will be postponed or tolled, as the case may be, until the Exchange Business Day immediately following the end of any “restricted period” as such term is defined in Regulation M with respect to such distribution under Regulation M or (ii) conflict with any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to GS (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS), the Resale Period will be postponed or tolled, as the case may be, until such conflict is no longer applicable. During the Resale Period, if the realized net proceeds from the resale of the Settlement Shares exceed the Forward Cash Settlement Amount, GS shall refund such excess in cash to Counterparty by the close of business on the third Exchange Business Day immediately following the last day of the Resale Period. If the Forward Cash Settlement Amount exceeds the realized net proceeds from such resale, Counterparty shall transfer to GS by the open of the regular trading session on the Exchange on the third Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in the number of Shares (“Make-whole Shares”) in an amount that, based on the Net Share Settlement Price on the last day of the Resale Period (as if such day was the “Net Share Valuation Date” for purposes of computing such Net Share Settlement Price), has a dollar value equal to the Additional Amount, as determined by the Calculation Agent. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Counterparty elects to pay the Additional Amount in Shares, the requirements and provisions set forth below shall apply. This provision shall be applied successively until the Additional Amount is equal to zero.
Net Share Settlement of a Transaction is subject to the following conditions:
Counterparty at its sole expense shall:
     (i) as promptly as practicable (but in no event more than fifteen (15) Exchange Business Days immediately following the Settlement Method Election Date or, in the case of an election of Net Share Settlement upon the occurrence of an Extraordinary Event or an Early Termination Date, no more than one Exchange Business Day immediately following either the Cancellation Date or the Early Termination Date, as the case may be) file under the Securities Act and use its reasonable efforts to make effective, as promptly as practicable, a registration statement or supplement or amend an outstanding registration statement, in any such case, in form and substance reasonably satisfactory to GS (the “Registration Statement”) covering the offering and sale by GS of not less than 150% of the Shares necessary to fulfill the Net Share Settlement delivery obligation by Counterparty (determining the number of such Shares to be registered on the basis of the average of the Settlement Prices on the fifteen (15) Exchange Business Days prior to the date of such filing, amendment or supplement, as the case may be);
     (ii) maintain the effectiveness of the Registration Statement until GS has sold all shares to be delivered by Counterparty in satisfaction of its Net Share Settlement obligations;
     (iii) have afforded GS and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for transactions in which GS acts as underwriter of equity securities, and GS shall have been satisfied (with the approval of its Commitments Committee in accordance with its customary review process) with the results of such investigation;
     (iv) have negotiated and entered into an agreement with GS providing for such covenants, conditions, representations and warranties, underwriting discounts, commissions, indemnities and contribution rights as are customary for GS equity underwriting agreements, together with customary certificates and opinions of counsel and letters of independent auditors of Counterparty to be delivered to GS covering the shares to be delivered by Counterparty in satisfaction of its Net Share Settlement obligations;
     (v) have delivered to GS such number of prospectuses relating thereto as GS shall have reasonably requested and shall promptly update and provide GS with replacement prospectuses as necessary to ensure the prospectus does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;
     (vi) have retained for GS nationally-recognized underwriting counsel acceptable to GS (in its sole discretion) with broad experience in similar registered securities offerings and such counsel shall have agreed to act as such;
     (vii) have taken all steps necessary for the shares sold by GS to be listed or quoted on the primary exchange or quotation system that the Shares are listed or quoted on;
     (viii) have paid all reasonable and actual out-of-pocket costs and expenses of GS and all reasonable and actual fees and expenses of GS’s outside counsel and other independent experts in connection with the foregoing; and
     (ix) take such action as is required to ensure that GS’s sale of the Shares does not violate, or result in a violation of, the federal or state securities laws.
          In the event that the Registration Statement is not declared effective by the Securities Exchange Commission (the “SEC”) or any of the conditions specified in (ii) through (ix) above are not satisfied on or prior to the Valuation Date (or, in the case of an election of Net Share Settlement upon the occurrence of an Extraordinary Event or an Early Termination Date, on or prior to the first Exchange Business Day following either the Cancellation Date or the Early Termination Date, as the case may be), then Counterparty may deliver Unregistered Shares (as defined below) to GS in accordance with the following conditions. If GS and Counterparty can agree on acceptable pricing, procedures and documentation relating to the sale of such Unregistered Shares (including, without limitation, applicable requirements in (iii) through (ix) above and insofar as pertaining to private offerings), then such Unregistered Shares shall be deemed to be the “Settlement Shares” for the purposes of the related Transaction and the settlement procedure specified in this Annex B shall be followed except that in the event that the Forward Cash Settlement Amount exceeds the proceeds from the sale of such Unregistered Shares then for the purpose of calculating the number of Make-whole Shares to be delivered by Counterparty, GS shall determine the discount to the Net Share Settlement Price at which it can sell the Unregistered Shares. Notwithstanding the delivery of the Unregistered Shares, Counterparty shall endeavor in good faith to have a registration statement declared effective by the SEC as soon as practical. In the event that GS has not sold sufficient Unregistered Shares to satisfy Counterparty’s obligations to GS contained herein at the time that a Registration Statement covering the offering and sale by GS of a number of Shares equal in value to not less than 150% of the amount then owed to GS is declared effective (based on the Net Share Settlement Price on the Exchange Business Day (as if such Exchange Business Day were the “Net Share Valuation Date” for purposes of computing such Net Share Settlement Price) that the Registration Statement was declared effective), GS shall return all unsold Unregistered Shares to Counterparty and Counterparty shall deliver such number of Shares covered by the effective Registration Statement equal to 100% of the amount then owed to GS based on such Net Share Settlement Price. Such delivered shares shall be deemed to be the “Settlement Shares” for the purposes of the related Transaction and the settlement procedure specified in this Master Confirmation (including the obligation to deliver any Make-whole Shares, if applicable) shall be followed. In all cases GS shall be entitled to take any and all required actions in the course of its sales of the Settlement Shares, including without limitation making sales of the Unregistered Shares only to “Qualified Institutional Buyers” (as such term is defined under the Securities Act), to ensure that the sales of the Unregistered Shares and the Settlement Shares covered by the Registration Statement are not integrated resulting in a violation of the securities laws and Counterparty agrees to take all actions requested by GS in furtherance thereof.
          If GS and Counterparty cannot agree on acceptable pricing, procedures and documentation relating to the sales of such Unregistered Shares then the number of Unregistered Shares to be delivered to GS pursuant to the provisions above shall not be based on the Net Share Settlement Price but rather GS shall determine the value attributed to each Unregistered Share in a commercially reasonable manner and based on such value Counterparty shall deliver a number of Shares equal in value to the Forward Cash Settlement Amount. For the purposes hereof “Unregistered Shares” means Shares that have not been registered pursuant to an effective registration statement under the Securities Act or any state securities laws (“Blue Sky Laws”) and that cannot be sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from registration thereunder.
          In the event that Counterparty delivers Shares pursuant to an election of Net Share Settlement then Counterparty agrees to indemnify and hold harmless GS, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GS and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, (i) relating to or arising out of any of the Transactions contemplated by this Master Confirmation concerning the Shares or (ii) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, prospectus, Registration Statement or other written material relating to the Shares delivered to prospective purchasers, including in each case any amendments or supplements thereto and including but not limited to any documents deemed to be incorporated in any such document by reference (the “Offering Materials”), or arising out of or based upon any omission or alleged omission to state in the Offering Materials a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, in the case of this clause (ii), Counterparty will not be liable to the extent that any loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission in the Offering Materials made in reliance upon and in conformity with written information furnished to Counterparty by GS expressly for use in the Offering Materials, as expressly identified in a letter to be delivered at the closing of the delivery of Shares by Counterparty to GS. The foregoing indemnity shall exclude losses that GS incurs solely by reason of the proceeds from the sale of the Capped Number of Shares being less than the Forward Cash Settlement Amount. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GS’s willful misconduct, gross negligence or bad faith in performing the services that are subject of this Master Confirmation. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in the Agreement or this Master Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. This indemnity shall survive the completion of any Transaction contemplated by this Master Confirmation and any assignment and delegation of a Transaction made pursuant to this Master Confirmation or the Agreement shall inure to the benefit of any permitted assignee of GS&Co.
          In no event shall the number of Settlement Shares (including, without duplication, any Unregistered Shares) and any Make-whole Shares, be greater than the Reserved Shares minus the amount of any Shares actually delivered under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

Where	A = the number of authorized but unissued shares of the Issuer that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

B-4